CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
Chardan China Acquisition Corp. III


We hereby consent to the use in the Prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-1 of our report dated May 16, 2005, on the financial statements of Chardan China Acquisition Corp. III as of April 30, 2005 and for the period from March 10, 2005 (date of inception) to April 30, 2005, which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.



/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 24, 2005